EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Name of Parent Company	Subsidiary State of Organization

Motion Picture Scanning Services, Inc.	VGTel, Inc.	Texas

Grand Schema Entertainment, Inc.	VGTel, Inc.	New York